EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-33487, 333-105833, 333-161592, and 333-205434) of Barrett Business Services, Inc. of our reports dated May 25, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion because of material weaknesses) of Barrett Business Services, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Moss Adams LLP

Portland, Oregon

May 25, 2016